Exhibit 10.06

August 26, 2003

Mr. Hiram Willis
2851 Holiday Court
Morgan Hills, CA 95037

RE: Your Company Stock

Dear Mr. Willis,

This letter formally notifies you of the termination of our February 26, 2003 agreement.

The SCTN Utah office will order 2,736,484 shares of SCTN Restricted 144 stock based an the following: $ 20,000 monthly income @ .05 per share equals 400,000 shares of stock per month. For 6 months, this totals 2,400,000 SCTN Restricted 144 shares. From August 1, 2003 through August 26,2003 you earned an additional 335,464 shares (26/31) of stock, for a total of 2,735,484 SCTN Restricted 144 stock.

Should you have any questions please contact me.

_______________________________________________________________________
330 East Warm Springs Road, Las Vegas, NV 89119 U.S.A.
Telephone: 702.837.3594 Fax: 702.263.5052
Website: www.SCTN.com